Exhibit 99.(a)(5)

CERTIFICATE OF TRUST

of

Eagle Point Credit Company

(a Delaware Statutory Trust)

This Certificate of Trust of Eagle Point Credit Company (the “Trust”), dated as of May 20, 2026, is being duly executed and filed on behalf of the Trust by the undersigned, as the Trustees, for the purpose of organizing a statutory trust pursuant to the Delaware Statutory Trust Act (12 Del. Code §3801 et seq.) (the “Act”).

1.             NAME. The name of the statutory trust formed by this Certificate of Trust is Eagle Point Credit Company.

2.             REGISTERED OFFICE AND REGISTERED AGENT. The business address of the registered office of the Trust in the State of Delaware is and the name of the Trust’s registered agent at such address is Corporation Service Company, 251 Little Falls Drive, Wilmington, Delaware 19808.

3.             EFFECTIVE DATE. This Certificate shall be effective on May 22, 2026 at 12:01 a.m. Eastern Standard Time.

4.             REGISTERED INVESTMENT COMPANY. The Trust will be a registered investment company under the Investment Company Act of 1940, as amended, upon the effective date and time of this Certificate.

IN WITNESS WHEREOF, the undersigned has duly executed this Certificate of Trust in accordance with Section 3811(a)(1) of the Act.

/s/ Scott W. Appleby	/s/ Jeffrey L. Weiss
Scott W. Appleby, not in his individual capacity but as Trustee	Jeffrey L. Weiss, not in his individual capacity but as Trustee

/s/ Kevin F. McDonald	/s/ Thomas P. Majewski
Kevin F. McDonald, not in his individual capacity but as Trustee	Thomas P. Majewski, not in his individual capacity but as Trustee

/s/ Paul E. Tramontano	/s/ James R. Matthews
Paul E. Tramontano, not in his individual capacity but as Trustee	James R. Matthews, not in his individual capacity but as Trustee